CONSENT OF KPMG LLP


The Board of Directors
United Solar Systems Corp.

We consent to the incorporation by reference in the registration statements, Nos. 33-91340 and 33-92918 on Form S-8, and Nos. 33-18962, 333-5709 and
333-50749 on Form S-3 of Energy Conversion Devices, Inc. of our report dated February 19, 1999, with respect to the consolidated balance sheets of United Solar Systems Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the Form 10-K of Energy Conversion Devices, Inc. for the fiscal year ended June 30, 1999.

Our report dated February 19, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its abiltiy to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Detroit, Michigan
September 24, 1999